Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2018 relating to the consolidated financial statements of BlackRock, Inc. for the year ended December 31, 2017, appearing in Exhibit 99.1 to the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

New York, New York
February 26, 2019